                        NORWEST BANKS OF COLORADO, INC.

                           c/o Norwest Bank Colorado
                                 1740 Broadway
                          Denver, Colorado 80274-8697

                          IMMEDIATE ATTENTION REQUIRED


                                                                   March 2, 1998


               RE: CORPORATE EXPRESS, INC. 401(K) RETIREMENT PLAN

Dear Plan Participant:

     Our records reflect that a portion of your individual account in the Corporate Express, Inc. 401(k) Retirement Plan (the "Plan") is invested in Corporate Express, Inc. common stock, through the Corporate Express, Inc. Stock Fund. Under the terms of the Plan, you have the power and responsibility for directing investments in your Plan account.

     Enclosed are tender offer materials and a Direction Form that require your immediate attention. These materials describe an offer to purchase shares of common stock of Corporate Express, Inc. (the "Company") at prices not greater than $11.50 nor less than $10.00 per share. As described below, you have the right to instruct Norwest Banks of Colorado, Inc. ("Norwest"), as Trustee of the Plan, concerning whether and on what terms to tender shares of the Company's common stock credited to your individual account under the Plan.


     YOU WILL NEED TO COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO NORWEST IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 5:00 P.M. DENVER, COLORADO TIME, ON WEDNESDAY, APRIL 8, 1998, UNLESS THIS DEADLINE IS EXTENDED. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE TENDER OFFER DESCRIBED BELOW.


     The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase and the related Letter of Transmittal enclosed with this letter.

BACKGROUND

     The Company has made a tender offer to purchase up to 35,000,000 shares of its common stock, par value $.0002 per share (including the associated purchase rights, the "Shares"), at prices not greater than $11.50 nor less than $10.00 per Share. The enclosed Offer to Purchase dated February 6, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (together with the Offer to Purchase, the "Offer") set forth the objectives, terms and conditions of the Offer and are being provided to all of the Company's shareholders.


     The Company's Offer to Purchase extends to the Shares held by the Plan. As of February 27, 1998, the Plan held approximately 1,397,594 Shares. Only Norwest, as Trustee of the Plan, can tender these Shares for sale. Nonetheless, as a Plan participant, you have the right to direct Norwest whether or not to tender some or all of the Shares credited to your individual account in the Plan. If you direct Norwest to tender any of the Shares credited to your individual account, you must also specify the price or prices at which the Shares should be tendered.


     Norwest will tender Shares credited to participant accounts in accordance with participant instructions. Norwest will not tender Shares credited to participant accounts for which Norwest does not receive a complete, signed, original Direction Form.

     Please note that the actual tender of Shares credited to your individual account under the Plan can be made only by Norwest as the holder of record. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER DIRECTLY SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.

     NORWEST MAKES NO RECOMMENDATION AS TO WHETHER TO DIRECT THE TENDER OF SHARES, THE PRICE AT WHICH TO TENDER, OR WHETHER TO REFRAIN

FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS. AS A PARTICIPANT-DIRECTED PLAN, EACH PARTICIPANT IS SOLELY RESPONSIBLE FOR THE CONSEQUENCES OF HIS OWN INVESTMENT DECISIONS, INCLUDING DECISIONS REGARDING TENDER.

CONFIDENTIALITY

     TO ASSURE THE CONFIDENTIALITY OF YOUR DECISION, NORWEST AND ITS AFFILIATES OR AGENTS WILL TABULATE THE DIRECTION FORMS. NEITHER NORWEST NOR ITS AFFILIATES OR AGENTS WILL MAKE THE RESULTS OF YOUR INDIVIDUAL DIRECTION AVAILABLE TO THE COMPANY.

HOW THE OFFER WORKS

     The details of the Offer are described in the enclosed materials, which you should review carefully. However, in broad outline, the transaction will work as follows with respect to Plan participants:

     -- The Company has offered to purchase up to 35,000,000 of its Shares at a single per Share price not greater than $11.50 nor less than $10.00 per Share.

     -- If you want any of the Shares credited to your individual account under the Plan sold pursuant to the Offer, you need to instruct Norwest by completing the enclosed Direction Form and returning it in the enclosed return envelope.


     -- In order to be valid, Direction Forms must be received by Norwest no later than 5:00 P.M. Denver, Colorado time, on Wednesday, April 8, 1998, unless the deadline is extended.


     -- You need to specify on the Direction Form the per Share price (in multiples of $.125), which cannot be greater than $11.50 nor less than $10.00, at which you wish to tender the Shares credited to your individual account under the Plan.

     -- Please complete and return the Direction Form even if you decided not to participate in the Offer. The form should be returned to Norwest at Norwest Bank Colorado, 1740 Broadway, Denver, Colorado 80274-8697,
        Attention: Ms. Penny Conyers. If Norwest does not receive a complete, signed, original Direction Form from you by the deadline with respect to the Shares credited to your individual account, Norwest will not tender any of such Shares in response to the Offer.


     -- After the deadline above for returning the Direction Form to Norwest, Norwest and its affiliates or agents will complete the tabulation of all directions and Norwest, as Trustee, will tender the appropriate number of Shares. For purposes of this tabulation, Norwest will calculate the number of Shares credited to your individual account based upon the number of Shares held by the Corporate Express, Inc. Stock Fund as of the close of business on April 8, 1998. Any Shares attributable to the contributions made to your account after April 8, 1998 will be considered uninstructed pursuant to this Offer, and Norwest will not tender any of such Shares in response to the Offer.



     -- After the expiration date of the Offer, the Company will determine the lowest single per Share price (not greater than $11.50 nor less than $10.00 per Share) net to the Seller in cash (the "Purchase Price"), that allows the Company to purchase 35,000,000 Shares.


     -- Unless the Offer is terminated or amended in accordance with its terms, the Company will pay the Purchase Price for all Shares validly tendered and not withdrawn upon the terms and subject to the conditions of the Offer. If at the expiration of the Offer, more than 35,000,000 Shares (or such greater number as the Company may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn, the Company will purchase Shares subject to proration as set forth in Section 1 of the Offer to Purchase. Participants who tender Shares at or below the Purchase Price will receive the same per Share Purchase Price for Shares accepted for purchase.

     -- If you direct the tender of any Shares credited to your individual account at a price in excess of the Purchase Price as finally determined, those Shares will not be purchased, and the percentage of your individual account previously invested in Shares will remain unchanged.

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

PROCEDURE FOR DIRECTING TRUSTEE


     A Direction Form for making your direction is enclosed. You must complete, sign and return the enclosed Direction Form in the return envelope so that it is RECEIVED at the address listed on the enclosed return envelope not later than 5:00 P.M. Denver, Colorado time, on Wednesday, April 8, 1998, unless this deadline is extended. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE OFFER. If your Direction Form is not received by this deadline, or if it is not fully or properly completed, Norwest will not tender any of your Shares in response to the Offer. To obtain the approximate number of Shares credited to your individual account contact either Great West Life Keytalk at 1-800-456-5112 or Great West Life Customer Service at 1-800-338-4015. Prior participants in the Sofco-Mead, Inc. ESOP holding unregistered or registered Shares should also call Great West Life Customer Service. As described above, the actual number of Shares credited to your individual account for purposes of the Offer may vary from this amount.


     To properly complete your Direction Form, you must do the following:

     (1) On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE
BOX:

     -- CHECK BOX 1 if you do not want the Shares credited to your individual account tendered for sale at any price and simply want the Plan to continue holding such Shares.

     -- CHECK BOX 2 in all other cases and complete the table immediately below
        Box 2. Specify the percentage of Shares credited to your individual account that you want to tender at each price indicated. You may direct the tender of Shares credited to your individual account at different prices. To do so, you must state the percentage (in whole numbers) of Shares to be sold at each indicated price by filling in the percentage of such Shares on the line immediately before the price. Leave a line blank if you want no Shares reflecting your interest in Company stock tendered at that price. THE TOTAL PERCENTAGE OF SHARES REFLECTING YOUR INTEREST IN COMPANY STOCK MAY NOT EXCEED 100%, BUT IT MAY BE LESS THAN OR EQUAL TO 100%. IF THIS AMOUNT IS LESS THAN 100%, YOU WILL BE DEEMED TO HAVE INSTRUCTED NORWEST NOT TO TENDER THE BALANCE OF THE SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.

     (2) Date and sign the Direction Form in the space provided.


     (3) Return the Direction Form in the enclosed return envelope so that it is received by Norwest at the address on the return envelope not later than 5:00 P.M. Denver, Colorado time, on Wednesday, April 8, 1998, unless the deadline is extended. Please complete and return the Direction Form even if you decide not to participate in the Offer. NO FACSIMILE TRANSMITTALS OF THE DIRECTION FORM WILL BE ACCEPTED.



     Your direction will be deemed irrevocable unless withdrawn by 5:00 P.M. Denver, Colorado time, on Wednesday, April 8, 1998, unless the deadline is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Great West Life Customer Service at 1-800-338-4015. Your new Direction Form must include your name, address and social security number. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares credited to your individual account by obtaining an additional Direction Form from Great West Life and repeating the previous instructions for directing tenders as set forth in this letter.


INVESTMENT OF TENDER PROCEEDS

     For any Shares in the Plan that are tendered to and purchased by the Company, the Company will pay cash to the Plan. In accordance with the Trust Agreement, Norwest will invest the proceeds in the Money Market Fund as soon as administratively possible and will credit such investment to your individual account. You may call Great West Life Keytalk at 1-800-456-5112 after the reinvestment is complete to have the proceeds of the sale of Shares which were invested in the Money Market Fund invested in other investment options offered under the Plan.

     INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

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

     For federal income tax purposes, no gain or loss will be recognized by participants in the Plan as a result of the tender or sale of Shares held in the Plan. However, certain tax benefits that may otherwise be available in connection with the future withdrawal or distribution of Shares from the Plan may be adversely affected if Shares are tendered and sold. Specifically, under current federal income tax rules, if a participant receives certain kinds of distributions of Shares in kind from certain contribution sources, the excess of the fair market value of the Shares on the date of such withdrawal or distribution over the cost to the Plan of those Shares is excluded from the value of the withdrawal or distribution for purposes of determining the participant's federal income tax liability with respect to the withdrawal or distribution. Any excess in market value over the cost will be taxed to the extent realized when the Shares are sold, as long-term capital gain. If you direct Norwest to tender Shares attributable to your individual account in the Offer, you may adversely affect your ability to take advantage of this tax benefit. If you direct Norwest not to tender any Shares attributable to your individual account, the cost of Shares attributable to your individual account will not be affected.


     This Offer will not affect the investment of your future contributions into the Corporate Express, Inc. Stock Fund. Nonetheless, as of 5:00 P.M. Denver, Colorado time, on Wednesday, April 7, 1998, you will NOT be able to make exchanges or withdrawals into or out of the Corporate Express, Inc. Stock Fund until all tender offer processing has been completed. Norwest will complete processing as soon as administratively practicable.


SHARES OUTSIDE THE PLAN

     If you hold Shares directly, you will receive, under separate cover, tender offer materials which can be used to tender such Shares directly to the Company. Those tender offer materials may not be used to direct Norwest to tender or not tender the Shares credited to your individual account under the Plan. The direction to tender or not tender Shares credited to your individual account under the Plan may only be made in accordance with the procedures in this letter.

FURTHER INFORMATION

     If you require additional information concerning the procedure to tender Shares credited to your individual account under the Plan, please contact Great West Life Customer Service at 1-800-338-4015. If you require additional information concerning the terms and conditions of the Offer, please call ChaseMellon Shareholder Services, L.L.C., the Information Agent for the tender offer, at 1-800-851-9671.

                                            Sincerely,

                                            NORWEST BANKS OF COLORADO, INC.

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

                 CORPORATE EXPRESS, INC. 401(K) RETIREMENT PLAN

                                 DIRECTION FORM

     BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

                                  INSTRUCTIONS


     Carefully complete this Direction Form below. Then insert today's date and sign and print your name in the spaces provided. Place the completed Direction Form in the enclosed envelope and mail it promptly. YOUR DIRECTION FORM MUST BE RECEIVED BY NORWEST AT THE ADDRESS ON THE ENCLOSED RETURN ENVELOPE NOT LATER THAN 5:00 P.M. DENVER, COLORADO TIME, ON WEDNESDAY, APRIL 8, 1998, UNLESS THE DEADLINE IS EXTENDED. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE OFFER. Direction Forms that are not fully or properly completed, dated, and signed will be ignored, and Norwest will not tender the Shares credited to your individual account under the Plan.


     NORWEST MAKES NO RECOMMENDATION TO PARTICIPANTS AS TO WHETHER TO DIRECT THE TENDER OF SHARES, THE PRICE AT WHICH TO TENDER, OR TO REFRAIN FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

(CHECK ONLY ONE BOX)
[ ] 1.
     Please refrain from tendering and continue to HOLD all Shares credited to my individual account under the Plan.

[ ] 2.
     Please TENDER Shares reflecting my interest in the Fund credited to my individual account in the percentage indicated below for each of the prices provided. (The total of the percentages may NOT exceed 100% but it may be less than or equal to 100%.) A blank space before a given price will be taken to mean that no Shares credited to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

     Percentage of Shares Directed to be Tendered: The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Norwest NOT to tender the remaining percentage.

_____% at $10.000        _____% at $10.625            _____% at $11.125
_____% at $10.125        _____% at $10.750            _____% at $11.250
_____% at $10.250        _____% at $10.875            _____% at $11.375
_____% at $10.375        _____% at $11.000            _____% at $11.500
_____% at $10.500

     The undersigned hereby directs Norwest Banks of Colorado, Inc. ("Norwest"), as Trustee of the Corporate Express, Inc. 401(k) Retirement Plan (the "Plan") to tender to Corporate Express, Inc. (the "Company"), in accordance with the Offer to Purchase dated February 6, 1998, a copy of which I have received and read, the indicated percentage of shares of the Company's common stock, par value $.0002 per share (the "Shares"), credited to my individual account under the Plan, or to hold such Shares, in either case as provided on this form.


                                            Date _________________________, 1998


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